SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 1-4976
                                                 ------

                             USL CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                The American Road
                            Dearborn, Michigan 48121
                                 (313) 322-3000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     8 3/4% Senior Notes due December 1, 2001
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     [ ]             Rule 12h-3(b)(1)(ii)    [ ]
       Rule 12g-4(a)(1)(ii)    [ ]             Rule 12h-3(b)(2)(i)     [ ]
       Rule 12g-4(a)(2)(i)     [ ]             Rule 12h-3(b)(2)(ii)    [ ]
       Rule 12g-4(a)(2)(ii)    [ ]             Rule 15d-6              [ ]
       Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of the certification or notice date:
64 (assuming all of the above-listed securities are considered to be one class)

     Pursuant to the requirements of the Securities Exchange Act of 1934 USL Capital Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person:

DATE:     April 21, 1997                    BY: /s/Peter Sherry, Jr.
     -------------------------------           ----------------------------
                                                   Peter Sherry, Jr.
                                                   Secretary